Exhibit 99.2

Willbros Group Inc. Conference Call
Tuesday, August 7, 2007, 09:00 ET
CORPORATE PARTICIPANTS
Connie Dever (Director of Strategic Planning)
Moderator
Randy Harl (President and Chief Executive Officer)
Van Welch (Chief Financial Officer)
CONFERENCE CALL PARTICIPANTS
Robin Shoemaker
Bear Stearns & Company
Scott Sussman
Lehman Brothers, Incorporated
Andrew O’Conor
Millennium Partners
Philip Dodge
Stanford Group
PRESENTATION
Operator
Good morning, ladies and gentlemen. Welcome to the Willbro Group Inc. second quarter 2007 earnings conference call. I would now like to turn the meeting over to Ms. Connie Dever, Director of Strategic Planning. Please go ahead, Ms. Dever.
Connie Dever
Welcome to the Willbros Group conference call. Today’s Willbros management participants are Randy Harl, President and Chief Executive Officer, Van Welch, Chief Financial Officer, and Mike Collier, Vice-President Investor Relations. This conference call is being broadcast live over the Internet, and is also being recorded. An archive of the webcast will be available shortly after the call on our website, willbros.com, and will be accessible for 12 months. A replay will also be available through the phone number provided by the company in today’s press release. Information reported on this call speaks only as of today, August 7th, 2007, and therefore you’re advised that time sensitive information may no longer be accurate at the time of any replay. Comments today contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, which address activities, events or developments the company expects or anticipates will or may occur in the future are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements. These risk factors are described in the company’s documents and reports filed with the SEC. The company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events, or otherwise. This presentation contains non-GAAP numbers. Reconciliations and related information are in our press release of August 7th, 2007 and on our website. Now I will turn the conference over to Randy Harl, President and Chief Executive Officer of Willbros.
Randy Harl
Good morning, everyone, and thank you for joining us. The second quarter was an encouraging period for Willbros. We made a lot of progress. We further solidified our position for an unprecedented level of activity in North America and have now surpassed the $1 billion level in our backlog. This is evidence of our successful efforts to reinvent this century-old company and profitably participate in the booming pipeline infrastructure build-out in both the United States and Canada. We achieved contract margins of 12%, which is a significant improvement over the first quarter. We strengthened our balance sheet, and now have a 1.3:1 debt-to-equity ratio, which we achieved by inducing conversion of 62% of our 6.5% convertible notes. We made significant progress towards resolution of the DOJ SEC investigations. We are advancing our negotiations with Ascot to finalize the purchase price adjustment and other matters associated with the sale of our Nigerian operations. And we have positioned our company to move forward as the premier pipeline construction company. Two of these items, the DOJ SEC pending resolution and the induced conversion of our notes, required that we record large expenses which resulted in a net loss from continuing operations for the second quarter of $40.4 million or $1.47 per share. Van will provide details of these expenses. In the second quarter our operating income without the charge related to investigations and their pending resolution was positive for the first time in 15 consecutive quarters. These operating results, absent the charge, were in line with our expectations, and we are pleased with our progress toward returning Willbros to profitability.
An important event that occurred subsequent to the end of the second quarter was our announcement that we reached agreement with AMEC to acquire the shares of Midwest, a Canadian pipeline and facilities construction

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Willbros Group Inc. Conference Call
Tuesday, August 7, 2007, 09:00 ET
company, for approximately $24 million US. This acquisition provides substantial opportunities for the company to participate in the more than 10,000 kilometres of new, large-diameter pipeline construction projects related to the development of the Canadian oil sands and natural gas reserves expected during the next several years. The addition of a mainline pipeline construction entity in Canada complements our current Canadian activities, including maintenance, capital projects and modular fabrication services in the oil sands developments. This oil sands-centric work continues to represent a robust growth opportunity for Willbros in all areas, but especially in the larger capital construction projects that we entered late last year. Northern Alberta, and the oil sands in particular, continue to represent one of the best opportunities for contractors like Willbros. We expect this to continue to fuel the growth of our Canadian operation, as it has in the recent past.
We also booked the highly confident work we previously discussed, resulting in second quarter backlog of over $1 billion. We have now transformed our company by replacing the entire backlog from Nigeria with less risky, more predictable backlog in North America. The majority of the backlog additions are in the US portion of our construction segment. These additions are on much better terms: primarily cost-reimbursable contracts versus fixed-price contracts, resulting in a much better risk profile for this US portion of our construction segment. This is an unusual opportunity for pipeline construction contractors in the US, where demand for services actually exceeds supply. It is also notable that our visibility for these services extends into 2009, with our entire current capacity for mainline pipeline construction in the United States booked through the first quarter 2009. Beyond 2009 we still see a robust US construction market, and we continue to pursue projects that will assure continuity past the first quarter 2009. Additionally, we are quickly expanding our capability to provide construction services for the additional compression and pumping stations associated with the current expansion of the North American pipeline system. While this has been a smaller part of our business in the past, we expect the backlog associated with station construction in the US to be in the $100 million range by year end.
While Van will discuss our financial results in more detail, I’d like to take a moment to discuss the highlights of the performance in each of our segments. In our Construction segment we reported contract income of 12.4 million on revenue of 112 million, resulting in 11% contract margins for the second quarter. As we advised previously, we maintained idle equipment and personnel to prepare for projects starting in July. This negative impact on our margins was more than offset by agreement on a number of change orders in projects in the US and Canada. The new projects scheduled to start in July are now underway, and our US construction is at full utilization.
Results in our Engineering segment continued to be strong in the second quarter, with contract margins in the 30% range. For the second quarter the company reported contract income of 6.3 million on revenue of 20.8 million in Engineering. Revenue growth for the second half of the year will be characterized by more field services, which will carry lower margins than the home office engineering services that we... that comprised the majority of our engineering work in the first half of the year.
Our EPC segment continues to provide an attractive value proposition, and we anticipate that the increased activity in the Engineering segment will continue to grow. Legacy work in our EPC segment was cut... was contracted at a time when we booked work on a fixed-price basis, and competition kept contract margins low, in the low double digits. Our EPC segment reported contract margins of 0.9% in the second quarter, which was lower than anticipated due to increased construction costs in a fixed-price contract. We expect third quarter margins on this project, and for our EPC segment overall, to improve from the second quarter.
Overall, demand for our services continues to improve in the United States, creating a more favourable environment. We continue to negotiate better terms and conditions to reduce our risks, including weather-related risks in both our fixed-price and cost-reimbursable contracts. Our backlog mix at the end of June was 75% cost-reimbursable, compared to 45% at the end of 2006. This shift to more favourable terms increases the level of assurance that we can deliver the positive results we’re expecting in the last half of this year and going forward.
This is our 100th year in business, and during that time the company has had to reinvent itself many times to take advantage of market conditions globally. Right now we are in a unique position, as demand has outstripped supply in the US pipeline construction market, and we perceive the same for the Canadian market in 2009. We have taken the actions to position ourselves, and are now benefiting from these market conditions. We continue to monitor other international opportunities, and will selectively pursue those that represent the best risk... risk-adjusted returns for the company.
Now Van will discuss our financial results for the second quarter of 2007 and provide guidance for the rest of the year.

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Willbros Group Inc. Conference Call
Tuesday, August 7, 2007, 09:00 ET
Van Welch
Thanks, Randy. As Randy stated, we reported net losses from continuing operations for the second quarter of 40.4 million, or... or $1.47 per share on revenue of 156.7 million. The loss included two significant items: first, a financial charge of 24 million related to the settlement discussions with the DOJ and the SEC; and second, 15.4 million for the cost of induced conversions of 52 million of the six and a half percent notes. Excluding these two items, the net loss from continuing operations for the second quarter was one million, or four cents per share. While these two items had a significant negative financial impact on our second quarter, we believe they bring substantial long-term benefits to the company.
With respect to the settlement discussion, as previously disclosed in the first quarter of 2005, the company is under investigation by the DOJ concerning possible violations of the Foreign Corrupt Practices Act, and the Securities and Exchange Commission for possible violations of the Security... of the Securities Act of 1933 and the Securities Exchange Act of 1934. These investigations stem primarily from the company’s former operations in Bolivia, Ecuador and Nigeria. The company is currently engaged in preliminary settlement discussions with both the DOJ and the SEC relating to their investigations. There can be no assurance as to the type and number of charges against the company in any final resolution of the investigations, nor can there be any assurance regarding the amount of the payments, including fines and penalties, that may be imposed. Although these discussions are still preliminary, the company recorded a charge of 24 million, or 87%... 87 cents diluted share... per diluted share in the second quarter of 2007. This charge represents the company’s best estimate of the payments necessary to resolve the government investigations. The company may be required to record an additional provision or reduce this provision if the actual settlement amount of these matters differs from the current provision. We anticipate that the terms for these payments will not materially impact the company’s working capital position or otherwise negatively impact its compliance with debt covenants or other contractual commitments. Although the company believes that it is moving towards a final resolution of both investigations, it is not possible to predict definitively when final resolution will... will occur.
In addition, we previously disclosed that the United States Department of Treasury’s Office of Foreign Assets Control, OFAC, was investigating allegations of violations of the Sudanese sanctions regulations occurring... occurring during October 2003. We voluntarily reported this matter to OFAC, and also have reported to OFAC corrective measures and improvements to our OFAC compliance program. OFAC and Willbros have agreed in principle to settle the allegations, pursuant to which we will pay a total of $6,600 as a civil... as a civil penalty.
Now with respect to our induced conversions, in May of 2007 we converted over 52 million, or 62%, of our six and a half percent notes. This conversion strengthens our balance sheet and improves our debt-to-equity ratio to 1.3:1, which... which improves our ability to secure a performance bond... performance bonds for projects in our backlog. In this transaction we issued approximately 3 million shares of the company’s common stock, made cash payments to the note holders of 12.7 million, and recorded a loss on the early extinguishment of debt of 15.4 million.
Now I will discuss our second quarter results from continuing operations. For the second quarter of 2007 the company reported revenue from continuing operations of 156.7 million, down 24% from the first quarter of 2007. This decrease in revenue was a result of lower utilization of personnel and equipment due to an industry-wide lull in activity in the US pipeline construction market. During the second quarter we invested in equipment and people to position us to execute projects, many of which started in July. With our current level of resources, we are now at 100% utilization in US pipeline construction. Contract income for the second quarter 2007 was 18.9 million, resulting in a contract margin of 12%, a significant improvement from the 6.2% in the first quarter of this year. With near-record backlog and improved pricing and terms and conditions, we are confident in our expectation to meet our annual guidance of 11 to 13% contract margins.
G&A costs from continuing operations were 13.4 million, or 8.6% of revenue, in the second quarter. For the first half of 2007 our G&A was 6.8% of revenue.
With respect to our discontinued operations, we have been in negotiations with Ascot, the purchaser of our former franchise in Nigeria, to resolve certain important post-closing matters, including the working capital purchase price adjustment and certain indemnity issues. We are very close to finalizing our negotiations with Ascot in the form of a global settlement agreement which will facilitate even more our continuing disengagement from Nigeria. We do not anticipate a significant gain or loss on the sale of our former Nigeria operations. Upon completion of the global settlement agreement, our... our remaining risk associated with our former Nigerian operations will be significantly reduced.

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Willbros Group Inc. Conference Call
Tuesday, August 7, 2007, 09:00 ET
We have been... we have been exploring with our new auditors the accounting treatment of this transaction, and those analyses are not yet complete. For that reason, we are not reporting on the results of discontinued operations until we timely file our second quarter 10Q. And at this time, we anticipate a small operating income relating to our transition services agreement.
Now a few words on liquidity. In the second quarter we generated operating cash flows of 9.7 million from continuing operations, compared to a use of cash of 7.3 million in the first quarter of 2007. In addition, we have redeployed a large portion of the proceeds from the sale of our Nigerian operations, including 24 million for the Midwest acquisition, 12.7 million to induce the conversion of the six and a half percent note holders, and 10.8 million for the purchase of equipment, primarily construction equipment. We believe the remaining proceeds and the future cash flows from our continuing operations will be sufficient to finance working capital for our operations. During 2007 we added to our company-owned fleet over 33 million of construction equipment, some of which was convert... converted from existing operating leases to capital leases. We expect our total cash outlay for CapEx for the year 2007 to be in the range of 25 to 35 million.
Moving to backlog, backlog from continuing operations at June 30th, 2007 was over $1 billion, a 73% increase from the end of 2006. More importantly, the composition of our backlog is 75% cost reimbursable contracts, which are much lower risk and more predictable. Additionally, we have another 70-plus million in highly confident work which is expected to begin in the fourth... during the fourth quarter, most of which is related to our recent Midwest acquisition in Canada. In light of the recent awards that will be worked off in 2007, we believe our annual guidance for revenue of 700 to 800 million will be on the higher end of that range. We are maintaining our annual guidance for contract margins to be in the range of 11 to 13% and G&A to be at the lower end of 6 to 8% of revenue.
I am certain there are many questions about... about our announcement today regarding the provision we recorded to estimate fines and penalties relating to the DOJ SEC investigation. We carefully considered the disclosure we made today, and believe it is inappropriate to make further comments on this issue as we are currently engaged in preliminary settlement negotiations with the DOJ... DOJ and SEC relating to their investigations. We will continue to keep you advised as appropriate, but we appreciate your understanding of the sensitivity of these discussions and our desire not to jeopardize them in any way.
Now we will take your questions.
QUESTION AND ANSWER SESSION
Operator
Thank you, gentlemen. We will now take questions from the telephone lines. If you have a question, please press star one on your telephone keypad. If at any time you wish to cancel your question, please press the pound sign. Please press star one at this time if you have a question. There will be a brief pause while the participants register. Thank you for your patience.
The first question is from Robin Shoemaker from Bear Stearns. Please go ahead.
Robin Shoemaker, Bear Stearns & Company
Yes, thanks. Good morning.
Unidentified Male
(Inaudible)
Robin Shoemaker, Bear Stearns & Company
Yes. Wanted to ask you about the work that you... that you’ve booked, which you previously announced, the... the various projects, the Midwest Express and so forth, that brought your backlog up to this one billion-plus level. And if you can kind of review what your... your goals have been in... in terms of contract margin. I guess my question is... is all this cost reimbursable type work. And your, I think, previous guidance was mid to high teens contract margins on new work. And if you could just kind of review those assumptions and speak to the issue of possible performance incentive fees on this most recently awarded work.
Randy Harl
Robin, I think, you know, what we were... managed to do here is right in line with what we’ve said about it before, in that, you know, we believe the... the margins that... that

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we’ve booked on this work is... on the construction work is in the 15 to 20% range at the... at the contract level. We do have certain incentives associated with performance, associated with that work, that could improve that a bit. But I believe the right way to think about it is in the 15 to 20% range. Most of the work that... that we’ve booked since the first of the year has been cost reimbursable construction work. However, because of the need to... to keep our forces utilized and keep our equipment utilized, we have taken certain lump sum jobs that... that fit and... and help us with that utilization. So you know, we are at... you know, as... as Van... as we... we reported 75% of that backlog is cost reimbursable, but 25% is not. You know, so I think that... that what... what’s happened here is exactly what we’ve been predicting.
Robin Shoemaker, Bear Stearns & Company
Mm-hmm. OK. And the... the bill... can you roughly indicate what the time frame in which this current backlog would be worked out off, say, second half of... I guess we can figure it out because your guidance on revenues is kind of toward the high end of your previous range. But how much of the backlog roughly falls in ‘07 and... and in ‘08?
Van Welch
Yeah, Robin, if you look at the backlog and... and the growth in our backlog in the market that we’re currently in, you can... I mean, the... the backlog today, we have certainly booked and we’re... we are booked up in our US construction right now through... through next year. So there... there are some... a... a large portion of that US construction backlog that’s going to be... that’s going to be carried over into... into 2008. I don’t have... I don’t have the exact numbers for you in terms of the... of the work off, but I can tell you that the... that... that there is a... there is a significant portion that’ll be moving into ‘08.
Robin Shoemaker, Bear Stearns & Company
Mm-hmm. And roughly, at this point, how much of the backlog is international, percentage-wise?
Van Welch
There’s about... it... it’s a pretty small percent.
Unidentified Male
Yeah.
Van Welch
If you look... it... it’s really...
Robin Shoemaker, Bear Stearns & Company
I see.
Van Welch
...Oman. Oman’s about... is the only international work that we have, and there’s about $35 million worth of backlog.
Robin Shoemaker, Bear Stearns & Company
Alright. Yeah, I see that’s in your press release. OK. Thanks a lot.
Randy Harl
Robin, listen. We are very...
Robin Shoemaker, Bear Stearns & Company
Yeah.
Randy Harl
...very confident at... at this point, having booked this work, you know, not only with regard to the margins and the terms and conditions that we have, but... but look... looking at it against the capacity of the... of the... of the company in the US in... in construction as well as in... in engineering. And when you... we look forward to the rest of this year and into next year, you know, we have most of what we expect to do under contract. And that’s a very... a good fact and an unusual one, as it’s really a sea change in the way that... that this business works, and you know, should put us in a... in a much, much better position than we’ve ever been to convert this to... to positive EBITDA, positive cash flow.

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Willbros Group Inc. Conference Call
Tuesday, August 7, 2007, 09:00 ET
Robin Shoemaker, Bear Stearns & Company
Yes. OK. Thank you.
Operator
Thank you. The next question is from Scott Sussman from Lehman Brothers. Please go ahead.
Scott Sussman, Lehman Brothers, Incorporated
Hey, guys. Congratulations on a nice quarter.
Unidentified Male
Thanks, Scott.
Unidentified Male
Thanks, Scott.
Scott Sussman, Lehman Brothers, Incorporated
Can you just talk about the state of the projects that you have the cost overruns then in your EPC segment, and then sort of just elaborate on what sorts of margins we should see in the second half? I know you said higher, but is that going back to that 10, 15% range?
Randy Harl
Well, Scott, you know, in that... we... I think we ought to recalibrate here a little bit with regard to our guidance. The 15 to 20 contract margin is really in our construction business. And when it comes to EPC, the guidance we’ve given is... is low teens in... in general because EPC depends on a lot of factors, including how much procurement is involved. And you know, when we have procurement, it’s usually at overhead and G&A kinds of... of rates, which significantly affects the... the overall margin that we can achieve.
Now, with regard to the project that... that we had some construction overruns on, this was a book... a project that was booked back in the last half of 2005. At... at that point in time the market hadn’t quite taken off in the US, and we ended up with... in a position where we had to bid very aggressively to get the work. It was something that... that... that we needed to... to continue to build our... our forces, both in equipment and people, for this market that we saw coming. So we were pretty aggressive. And as it turned out, we had a lot of cost increases between two... the... with the time that we did the job, in terms of labour, equipment and everything else, that ended up impacting the job. So the guidance for EPC, I think the way to think about it, is still in that low teens, the ten to... to... to 13, 14% range overall at the contract level. But this one, because of the... the reduction, or the increases in costs that we had to take in the second quarter, will not reach that level in the third quarter. So it’s going to be something less than that double digit range. But it’ll be worked off during the third quarter.
Scott Sussman, Lehman Brothers, Incorporated
OK, great. And are there any other projects... there any other fixed-price projects in your backlog that sort of raise some concerns for you guys, or is that sort of one-time thing?
Randy Harl
It was... you know, I think... you know, we’ve discussed on previous calls the... the work that we’ve done to... to improve our processes, all the way from the estimating process through to the cost control, schedule control, reporting and everything else associated with this work. The... the controls that we have in place I’m happy with at this point in time. We do have some... some fixed-price work. But at this point, Scott, it looks like it’s right on track. You know, we’ve had a lot of rain here in Texas as we have tried to start up some projects, but at this point in time it looks like that’s beginning to let up, and... and hopefully we return to a more normal weather pattern and that we’re not impacted going forward. But you know, during the third quarter we will have a mixture of cost-reimbursable and fixed-price contracts. But right now we’re confident that we’re going to deliver the guidance that Van talked about.
Scott Sussman, Lehman Brothers, Incorporated
OK, great. And just lastly, can you just talk about the... where you are in the process of bidding the work in Algeria?

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Willbros Group Inc. Conference Call
Tuesday, August 7, 2007, 09:00 ET
Randy Harl
We are... we are... are currently in process of... of assembling two different EPC bids, one for about 500 kilometres of a pipeline and... and pumping station, the other one for a gas-oil separation project. You know, so we are putting together our team to... to go after that work. So it’s early days in the pursuit of those contracts. And again, the... I think the way to think about that is, you know, we... if we can generate returns in the US and Canada in the 15 to 20% range, given the... the risk that we can... can get in our contracts, we’re going to have to do better than that outside the country. And I think it’s... it’s too early to really give you any guidance on whether or not we can be successful. I can tell you that there’s a huge demand in that country, but there’s also different bidders, as we’ve discussed in the past, going for that. And so it’s going to be depending on... on... on how many people actually show up, what their appetite is for the risk that they have to take. And you know, I think we’re... we certainly very well qualified, have a good team, and I hope that, by the time we get into the fourth quarter, we’ve got some good news to report. But... so it’s real early in that process.
Scott Sussman, Lehman Brothers, Incorporated
OK, great. Thanks so much.
Operator
Thank you. The next question is from Andrew O’Conor from Millennium Partners. Please go ahead.
Andrew O’Conor, Millennium Partners
Thanks, Operator. Morning, guys. Congratulations on your progress.
Unidentified Male
Hi, Andrew.
Unidentified Male
Hi, Andy. Thanks.
Andrew O’Conor, Millennium Partners
Yeah, wanted to know, can you elaborate on the 70 million of new work anticipated near term, the type of work, and the location I assume is Alberta?
Randy Harl
Yes, it... it is Alberta. It is large-diameter pipeline construction. And you know, as... you remember what we have said about work that we’re highly confident on is work that we have not signed the contract but we have agreed with the customer that we’ve been selected to do the work but there are still issues that have to be worked out. So you know, we... we feel and we... we’ve had a very good track record of converting the highly confident into... into backlog. That work would start in November of this year. And... and remember, the Canadian construction cycle is a bit different than what it’s been in the US, in that most of the work has to occur, because of soil conditions, when the ground is frozen.
Andrew O’Conor, Millennium Partners
OK.
Randy Harl
So you know, what we would expect is to get started in November and December, and really hit the... hit our stride on the work in the first quarter of 2008.
Van Welch
And Andrew, this... this award is... is related to the... the acquisition that we recently made in Canada, the Midwest acquisition.
Andrew O’Conor, Millennium Partners
Got it.
Van Welch
So this is... this is new revenue opportunity for us in Canada. This is... this is really the first thing that’s happened for us that really... that we were thinking about when we made that acquisition. And it actually puts us in position, we think, to really out-perform what we thought

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when we made the acquisition. So we’re very pleased with it.
Andrew O’Conor, Millennium Partners
OK. Thanks for that. And then secondly, going ahead, is there reason to believe that cost-reimbursable contracts will account for much more than 75% of total backlog? Thanks.
Randy Harl
I mean, I think, you know, we... we... we... we don’t know for sure. You know, what we will continue to do, Andy, is assess each of these opportunities as they come up. You know, we think we’re in good position to negotiate good terms and conditions, whether it is lump sum, a fixed price, or whether it’s cost reimbursable. You know, so there are a lot of factors that... that are involved when we decide to... to bid a project.
Andrew O’Conor, Millennium Partners
Sure.
Randy Harl
I think that, you know... that we would... would... would always want to have to opportunity to... to bid lump sum. And don’t expect us to ever be a hundred percent reimbursable.
Andrew O’Conor, Millennium Partners
OK.
Randy Harl
So I think the way to think about it is... is in that 75 to 80% range is where we’re going to land over the next 12 to 18 months.
Andrew O’Conor, Millennium Partners
Thanks very much. Good luck, guys.
Randy Harl
Welcome. Thank you.
Van Welch
Thanks, Andy.
Operator
Thank you. Once again, please press star one for any questions. The next question is from Philip Dodge from Stanford Group. Please go ahead.
Philip Dodge, Stanford Group
Thank you. Good morning, everybody.
Unidentified Male
Hi, Phil.
Unidentified Male
Good morning, Philip.
Philip Dodge, Stanford Group
Hi. Can you give us some help on the tax rate?
Van Welch
Well, I think as we... you know, the tax rate that we have through the first half of the year is certainly impacted by some expenses that... that primarily related to... to Panama, that were not being... that we’re not getting any kind of tax benefit from. As we move forward into Q3 and Q4 and we generate expected earnings, the impact of that cost is going to be much lower, and we should be getting down into a more normalized tax rate, I... I would think somewhere in that 40% range.
Philip Dodge, Stanford Group
OK, thanks. And then just another question on margins. I heard you say that you thought that the... in the

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Willbros Group Inc. Conference Call
Tuesday, August 7, 2007, 09:00 ET
Canadian market demand would exceed supply by 2009. Does that mean that the embedded margin in the Canadian backlog’s going to be a little less than in the... in the US backlog?
Randy Harl
I think the way to think about that right now is it’s going to be similar to the... to the US. You know, there’s still... you know, at this point in time, while you don’t have hundred percent utilization in Canada, it’s very high. That should only get better from a contractor’s perspective going forward. Now, Canada is lagging the US in terms of the build-out of the system by about 18 months to 24 months. You know, so I think that’s the right way to think about it, Philip.
Philip Dodge, Stanford Group
OK. Thanks for the comments.
Randy Harl
You’re welcome.
Van Welch
Thanks, Philip.
Operator
Thank you. There are no further questions registered at this time. I would now like to turn the meeting back over to Mr. Harl.
Randy Harl
OK, thank you. It has been an encouraging three months, and the actions that transpired in the second quarter of 2007 are indicative of the measures we are taking to return Willbros to profitability. Our backlog has less risk, both geographically and in contract terms; our balance sheet is stronger; and we’re working to resolve any residual risk associated with our Nigerian interests and the ongoing investigations by the DOJ and the SEC. I can’t emphasize enough that, in all my years as a contractor, I have never seen such a robust market, and the proof is in the projects we have secured, especially in this past quarter. Going forward, it is all about execution. Now, I’m confident with better pricing and terms and conditions in our contracts, and the process improvements we have made, we will be successful. I am pleased with the progress we have made thus far, and I’m looking forward to profitably executing the work we have in backlog along with expanding our footprint globally once again. We look forward to serving the industry for the next hundred years. Thank you for your continued support and for joining us today.
Operator
Thank you. The conference has now ended. Please disconnect your lines at this time. Thank you for your participation, and have a nice day.

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